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Exhibit 99.1

News

Contact: Chip Merritt
610-738-6376
cmerritt@Cephalon.com

For Immediate Release

Cephalon, Inc. Reports Third Quarter 2003 Financial Results

Sales Increase Over 50 Percent;

Sales and Earnings Exceed Expectations;

Cephalon Increases 2003 Sales and Earnings Guidance;

Cephalon Introduces 2004 Sales and Earnings Guidance

        West Chester, PA—November 3, 2003—Cephalon, Inc. (Nasdaq: CEPH) today reported third quarter revenue of $190.0 million and diluted earnings per share of $0.38, which includes a $9.8 million pre-tax charge related to the early retirement of debt. Excluding this charge, adjusted diluted earnings per share were $0.47, exceeding the company's guidance of $0.40 per share. These results compare with revenue of $130.4 million and diluted earnings per share of $0.35 in the third quarter of 2002.

        As previously announced, Cephalon completed a cash redemption of $174 million of its 5 1/4 percent convertible debt, and repurchased $12 million of its 3 7/8 percent convertible debt. These retirements resulted in a third quarter pre-tax charge of $9.8 million.

        Sales in the third quarter were $184.9 million compared to $122.4 million in the third quarter of 2002. Sales of PROVIGIL® (modafinil) Tablets [C-IV] were $79.8 million, a 51 percent increase over the third quarter of 2002. Sales of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] were $65.5 million, an 87 percent increase over the third quarter of 2002, and sales of GABITRIL® (tiagabine hydrochloride) were $17.2 million, a 28 percent increase over the third quarter of 2002. In addition, Cephalon reported other product sales of $22.4 million.

        Prescriptions of PROVIGIL for the third quarter were approximately 377,000, a 31 percent increase over the third quarter of 2002. Prescriptions of ACTIQ were approximately 92,000, an 82 percent increase over the third quarter of 2002, and prescriptions of GABITRIL were approximately 178,000, a 43 percent increase over the third quarter of 2002.

        "Cephalon employees continue to execute our strategic plans which will again result in a year of record sales and earnings," said Frank Baldino Jr., Ph.D., Chairman and CEO of Cephalon. "This quarter was particularly noteworthy because the U.S. Food and Drug Administration granted us an approvable letter to broaden the label for PROVIGIL."

        Based on the strength of our current sales, the company is increasing 2003 sales guidance to $680-$685 million and increasing 2003 adjusted diluted earnings per share guidance to $1.52, excluding the $9.8 million pre-tax charge related to the early retirement of debt. Cephalon is introducing 2004 sales guidance of $900-$950 million; this includes PROVIGIL sales of $375-$425 million, ACTIQ sales of $325-$375 million, GABITRIL sales of $80-$90 million, other products sales of $80-$90 million, and 2004 diluted earnings per share guidance of approximately $2.00.

        "We expect this exceptional sales growth to continue in 2004. This affords us the opportunity to increase our investment in pivotal programs for R-modafinil, PROVIGIL ADHD, and GABITRIL while delivering 30 percent earnings growth," Baldino added.

        Cephalon's management will discuss the company's third quarter 2003 results with analysts and investors during a conference call beginning at 5 p.m. U.S. EST on Monday, November 3, 2003. To participate in the conference call, dial 913-981-5517 and refer to Conference Code Number 775652. Individual investors are encouraged to log onto the investor relations section of www.cephalon.com and click on the webcast link to access the live call.

Cephalon, Inc.

        Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

        Cephalon currently employs approximately 1,400 people in the United States and Europe. U.S. sites include the company's headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon's major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

        The company currently markets three proprietary products in the United States: PROVIGIL, GABITRIL, and ACTIQ and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

        In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

        This press release and/or the financial results attached to this press release include "Adjusted EBITDA", "Adjusted Net Income", and "Adjusted Diluted Earnings Per Share Guidance" amounts which are considered "non-GAAP financial measures" under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

# # #

Cephalon, Inc. and Subsidiaries

Consolidated Statement of Operations
(Amounts in Thousands, Except per Share)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Sales	$184,877	$122,364	$482,745	$326,934
Other revenues	5,166	7,999	20,822	35,657

	190,043	130,363	503,567	362,591

Costs and Expenses:
Cost of sales	22,584	19,502	65,283	48,819
Research and development	44,541	30,725	117,336	91,925
Selling, general and administrative	63,533	45,215	183,685	130,430
Depreciation and amortization	10,991	8,715	32,558	25,051

	141,649	104,157	398,862	296,225

Income from operations	48,394	26,206	104,705	66,366
Other Income and Expense:
Interest income	2,962	3,940	8,137	10,580
Interest expense	(6,218)	(8,126)	(22,574)	(29,405)
Charge on early extinguishment of debt	(9,816)	—	(9,816)	(7,142)
Other income (expense), net	(522)	(544)	1,789	(1,846)

Income before income taxes	34,800	21,476	82,241	38,553
Income tax expense	(12,528)	(1,500)	(29,608)	(3,485)

Income before cumulative effect of changing inventory costing method	22,272	19,976	52,633	35,068
Cumulative effect of changing inventory costing method from FIFO to LIFO	—	—	—	(3,534)

Income applicable to common shares	$22,272	$19,976	$52,633	$31,534

Basic income per common share:
Income per common share excluding cumulative effect of changing inventory method	$0.40	$0.36	$0.95	$0.63
Cumulative effect of changing inventory costing method	—	—	—	(0.06)

	$0.40	$0.36	$0.95	$0.57

Diluted income per common share:
Income per common share excluding cumulative effect of changing inventory method	$0.38	$0.35	$0.91	$0.61
Cumulative effect of changing inventory costing method	—	—	—	(0.06)

	$0.38	$0.35	$0.91	$0.55

Weighted average number of common shares outstanding	55,573	55,128	55,510	55,044

Weighted average number of common shares outstanding-assuming dilution	64,552	56,730	64,497	56,971

OTHER DATA:
Reconciliation of Income Applicable to Common Shares to Adjusted Net Income:
Income applicable to common shares	$22,272	$19,976	$52,633	$31,534
Certain charges:
CNS joint venture(a)	—	—	—	6,481
Charge on early extinguishment of debt, net of tax	6,282	—	6,282	7,142
Cumulative effect of changing inventory costing method	—	—	—	3,534

Adjusted Net Income	$28,554	$19,976	$58,915	$48,691

Basic adjusted net income per common share	$0.51	$0.36	$1.06	$0.88

Diluted adjusted net income per common share	$0.47	$0.35	$1.01	$0.85

Weighted average number of common shares outstanding	55,573	55,128	55,510	55,044

Weighted average number of common shares outstanding—assuming dilution	65,163	56,730	64,497	56,971

(a)
Includes $3,508,000 from selling, general and administrative expense and $2,973,000 from other expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation of Income from Operations to Adjusted EBITDA:
Income from operations	$48,394	$26,206	$104,705	$66,366
Depreciation and amortization	10,991	8,715	32,558	25,051

Adjusted EBITDA *	$59,385	$34,921	$137,263	$91,417

*
Adjusted EBITDA is defined as income from operations less depreciation and amortization, and therefore, by definition, also excludes interest income and expense, charge on early extinguishment of debt, foreign currency exchange, income tax expense, and cumulative effect of changing inventory costing method.

Twelve Months Ended December 31, 2003
Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance:
Projected GAAP diluted earnings per share	$1.42
Charge on early extinguishment of debt, net of taxes	$.10
Adjusted diluted earnings per share guidance	$1.52

Cephalon, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Cash, cash equivalents and investments	$1,078,891	$582,688
Receivables, net	99,881	83,130
Inventory, net	59,460	54,299
Other current assets	11,897	9,793
Property and equipment, net	115,571	90,066
Goodwill	298,769	298,769
Other intangible assets, net	331,451	351,719
Debt issuance costs, net	37,454	21,406
Deferred tax asset, including current portion, net	244,487	170,072
Other assets	58,643	27,148

	$2,336,504	$1,689,090

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$113,479	$103,533
Deferred revenue, including current portion	2,441	2,680
Debt, including current portion	1,430,779	876,299
Deferred tax liabilities	48,140	52,666
Other liabilities	14,181	11,327
Stockholders' equity	727,484	642,585

	$2,336,504	$1,689,090

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  Exhibit 99.1